Exhibit 99.2

[Logo of Premcor Here]

Premier People,

Products and Services

NEWS RELEASE

Premcor Inc.

1700 East Putnam

Suite 500

Old Greenwich, CT 06870

203-698-7500

203-698-7925 fax

PREMCOR PRICES SENIOR NOTES OFFERING BY PRG

OLD GREENWICH, Connecticut, June 5, 2003 – Premcor Inc. (NYSE: PCO) announced today that its wholly-owned subsidiary, The Premcor Refining Group Inc. (“PRG”), has priced an offering of $300 million in aggregate principal amount of 7.5% senior notes due 2015 at par in an offering to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 and outside the United States in compliance with Regulation S. Net proceeds to the company from the offering are expected to be approximately $295 million. The offering is expected to close on June 10, 2003, subject to customary conditions.

PRG intends to use the net proceeds from the offering for capital expenditures, including the recently announced plans to expand its Port Arthur, Texas refinery, for acquisitions and for working capital and general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy these securities. The securities have not, and will not, be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

Contact:

Premcor Inc.

Joe Watson, (203) 698-7510 (Media/Investors)

Karen Davis, (314) 854-1424 (Investors)

Michael Taylor, (314) 719-2304 (Investors)